- - --------------------------------------------------------------------------------
- - --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

Filed by the registrant  /X/

Filed by a party other than the registrant  / /

Check the appropriate box:
/ /  Preliminary proxy statement
/X/  Definitive proxy statement
/ /  Definitive additional materials
/ /  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
/ / Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))

                               A. SCHULMAN, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               A. SCHULMAN, INC.
                   (NAME OF PERSON(S) FILING PROXY STATEMENT)

Payment of filing fee (Check the appropriate box):
/X/  $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies: Common Stock, $1.00 par value

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

     (4) Proposed maximum aggregate value of transaction:

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

     (2) Form, schedule or registration statement no.:

     (3) Filing party:

     (4) Date filed:
- - --------------------------------------------------------------------------------
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

                               A. SCHULMAN LOGO

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

     Notice is hereby given that the Annual Meeting of Stockholders of A. Schulman, Inc. will be held at the Fairlawn Country Club, 200 North Wheaton Road, Akron, Ohio, on Thursday, December 8, 1994 at 10:00 A.M., local time, for the purpose of considering and acting upon:

     1. The election of three (3) Directors for a three-year term expiring in 1997;

     2. The ratification of the selection by the Board of Directors of Price Waterhouse as independent accountants for the fiscal year ending August 31, 1995; and

     3. The transaction of any other business which properly may come before the meeting and any adjournments thereof.

     Stockholders of A. Schulman, Inc. of record at the close of business on October 24, 1994 are entitled to vote at the Annual Meeting and any adjournments thereof.

                                            By order of the Board of Directors

                                            JAMES H. BERICK
                                               Secretary

Akron, Ohio
November 11, 1994

***************************************************************************
*                                                                         *
*  YOUR VOTE IS IMPORTANT. STOCKHOLDERS ARE REQUESTED TO COMPLETE, DATE,  *
*  SIGN AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED WHICH      *
*  REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.                    *
*                                                                         *
***************************************************************************

                               A. SCHULMAN LOGO

                            3550 West Market Street
                               Akron, Ohio 44333

                                PROXY STATEMENT

                                                               November 11, 1994

     The accompanying proxy is solicited by the Board of Directors of the Corporation for use at the Annual Meeting of Stockholders to be held on December 8, 1994, and any adjournments thereof.

     Stockholders of record at the close of business on October 24, 1994 (the record date) will be entitled to vote at the Annual Meeting. At that date the Corporation had issued and outstanding 37,467,120 shares of Common Stock, $1.00 par value. Each such share is entitled to one vote on all matters properly coming before the Annual Meeting. At least 18,733,561 shares of Common Stock of the Corporation must be represented at the meeting in person or by proxy in order to constitute a quorum for the transaction of business.

     This Proxy Statement and the accompanying form of proxy were first mailed to stockholders on November 11, 1994.

                             ELECTION OF DIRECTORS

     The Board of Directors of the Corporation presently is comprised of thirteen Directors. On the date of the Annual Meeting, two of the Directors will be retiring and the number of Directors of the Corporation will be reduced to eleven. The Directors of the Corporation are divided into three classes; Classes I and III each consist of four Directors and Class II consists of three Directors. At the Annual Meeting, three Directors of Class II are to be elected to serve for three-year terms expiring in 1997 and until their respective successors are duly elected and qualified. Unless a stockholder requests that voting of the proxy be withheld for any one or more of the nominees for Director in accordance with the instructions set forth on the proxy, it presently is intended that shares represented by proxies will be voted for the election as Directors of the three Class II nominees named in the table below.

     All nominees have consented to being named in this Proxy Statement and to serve if elected. Should any nominee subsequently decline or be unable to accept such nomination to serve as a Director, an event which the Board of Directors does not now expect, the persons voting the shares represented by proxies solicited hereby either may vote such shares for a slate of four persons which includes a substitute nominee or for a reduced number of nominees, as they may deem advisable.

     The following information concerning each nominee and each Director continuing in office is based in part on information received from the respective nominees and Directors and in part on the Corporation's records:

                                                                        PRINCIPAL
                                                                    OCCUPATION DURING
                                                                     PAST FIVE YEARS                      FIRST
         NAME OF                                                      AND AGE AS OF                       BECAME
   NOMINEE OR DIRECTOR                                              OCTOBER 24, 1994                     DIRECTOR
- - -------------------------                           -------------------------------------------------    --------

                              NOMINEES TO SERVE UNTIL 1997 ANNUAL MEETING OF STOCKHOLDERS (CLASS II)

Gordon E. Heffern degree dagger double-dagger         Professor, Kent State University since fall 1992       1983
                                                        and prior thereto, 1988-1990; formerly
                                                        President and Chief Executive Officer, Akron
                                                        Community Foundation and Consultant to Society
                                                        Corporation, 1990-1992; also formerly Chairman
                                                        and Chief Executive Officer, Society
                                                        Corporation and Chairman, Society National
                                                        Bank, 1983-1987; Age 70

Robert A. Stefanko*                                   Chairman of the Board of the Corporation since         1980
                                                        1991; Executive Vice President -- Finance and
                                                        Administration of the Corporation since 1989;
                                                        Chief Financial Officer of the Corporation
                                                        since 1979; formerly Vice President -- Finance
                                                        of the Corporation; Age 51

Dr. Peggy Gordon Elliott                              President, The University of Akron since 1992;         1994
                                                        formerly Chancellor and Chief Executive
                                                        Officer, Indiana University Northwest, 1984-
                                                        1992; Age 57

                        CONTINUING DIRECTORS SERVING UNTIL 1995 ANNUAL MEETING OF STOCKHOLDERS (CLASS III)

James H. Berick degree dagger double-dagger           Chairman, Berick, Pearlman & Mills Co., L.P.A.,        1973
                                                        Cleveland, Ohio (attorneys) and Secretary of
                                                        the Corporation; President and Treasurer,
                                                        Realty ReFund Trust since 1990; Age 61

Terry L. Haines*                                      President and Chief Executive Officer of the           1990
                                                        Corporation since 1991; formerly Chief
                                                        Operating Officer, 1990-1991; Vice President --
                                                        North American Sales, 1989-1990; prior thereto
                                                        General Manager of A. Schulman Canada, Ltd.;
                                                        Age 48

                                                                 PRINCIPAL
                                                              OCCUPATION DURING
                                                               PAST FIVE YEARS                      FIRST
         NAME OF                                                AND AGE AS OF                       BECAME
   NOMINEE OR DIRECTOR                                        OCTOBER 24, 1994                     DIRECTOR
- - -------------------------                     -------------------------------------------------    --------
Dr. Paul Craig Roberts degree                  Distinguished Fellow, Cato Institute since 1993;       1992
                                                 Chairman of Institute for Political Economy
                                                 since 1985; Columnist for Business Week since
                                                 1983 and The Washington Times since 1988;
                                                 nationally syndicated Columnist for Scripps
                                                 Howard News Service since 1989; formerly
                                                 William E. Simon Chair in Political Economy at
                                                 Center for Strategic and International Studies,
                                                 1982-1993, and Assistant Secretary of Treasury
                                                 for Economic Policy, 1981-1982; Age 55

Rene C. Rombouts                               General Manager of the Corporation's European          1992
                                                 subsidiaries since 1993 and Director of
                                                 European Marketing -- Manufactured Products of
                                                 the Corporation since 1983; age 56

     CONTINUING DIRECTORS SERVING UNTIL 1996 ANNUAL MEETING OF STOCKHOLDERS (CLASS I)

Larry A. Kushkin*                              Executive Vice President -- International              1989
                                                 Automotive Operations of the Corporation since
                                                 1989; formerly Vice President -- Automotive
                                                 Sales of the Corporation; Age 54

Franz A. Loehr                                 Retired; formerly Associate General Manager of         1984
                                                 the Corporation's European subsidiaries and
                                                 Managing Director, A. Schulman GmbH; Age 65

Alan L. Ockene degree                          President and Chief Executive Officer of General       1992
                                                 Tire, Inc. since 1991; formerly Vice President
                                                 of Goodyear Tire & Rubber Company --
                                                 International, 1985-1991; Age 63

Robert G. Wallace dagger double-dagger         Retired; formerly Executive Vice President,            1988
                                                 Phillips Petroleum Company and
                                                 President of Phillips 66 Company; Age 68

- - ---------------
* Member of Executive Committee
degree Member of Audit Committee
dagger Member of Nominating Committee
double-dagger Member of Compensation Committee

     Mr. Haines is a Director of First Bancorporation of Ohio. Mr. Berick is a Director of MBNA Corporation, Realty ReFund Trust, The Tranzonic Companies, and The Town and Country Trust. Mr. Heffern is a Director of Pioneer Standard Electronics, Inc. and Scripps Howard Broadcasting Company. Dr. Roberts is a Director of each of the 13 Value Line Mutual Funds. Mr. Wallace is a Director of CBI Industries, Inc. and Valmont Industries, Inc. Dr. Elliott is a Director of The Lubrizol Corporation.

     The Board of Directors has established the following committees: Executive Committee, Audit Committee, Compensation Committee and Nominating Committee.

     The functions performed by the Audit Committee of the Board of Directors include: (i) recommending to the Board of Directors the appointment of a firm of independent accountants to examine the books and accounts of the Corporation and its subsidiaries; (ii) reviewing with the independent accountants the scope of their work, prior to their examination; (iii) reviewing with the independent accountants the scope of their examination after it has been completed, as well as any recommendations made by the independent accountants; (iv) reviewing with the independent accountants the requirements of the Foreign Corrupt Practices Act of 1977, as amended; (v) reviewing with the independent accountants and approving each non-audit service performed or proposed to be performed by the independent accountants, as well as the relationship of audit to non-audit fees; and (vi) considering the possible effect of the non-audit services upon the independence of the accountants. The Audit Committee held two meetings during the year ended August 31, 1994.

     The functions performed by the Compensation Committee of the Board of Directors include making recommendations to the Board of Directors concerning compensation policies, salaries, grants of stock options and other forms of compensation for management and certain other employees of the Corporation. The Compensation Committee held two meetings during the year ended August 31, 1994.

     The functions performed by the Nominating Committee include identifying potential directors and making recommendations as to the size, functions and composition of the Board and its committees. The Nominating Committee has no formal procedures for consideration of nominees recommended by stockholders. The Nominating Committee held one meeting during the year ended August 31, 1994.

     The Board of Directors held five meetings during the year ended August 31, 1994. All incumbent Directors attended at least 75% of the meetings of the Board of Directors and any committees thereof on which they served during the year.

COMPENSATION OF DIRECTORS

     Each Director of the Corporation who is not an employee of the Corporation receives an annual Director's fee of $17,000 plus $700 for each Board or committee meeting attended. In addition, on the first business day of February of each year, each non-employee Director of the Corporation receives a grant of an option to purchase 875 Shares of the Common Stock of the Corporation, at an option price equal to the fair market value of such shares on the first business day immediately preceding the date of grant.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     James H. Berick, Secretary, Director, and a member of the Corporation's Compensation Committee is the Chairman of Berick, Pearlman & Mills Co., L.P.A., which is retained by the Corporation as legal counsel.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     This report describes the Corporation's executive compensation programs and the basis on which fiscal year 1994 compensation determinations were made by the Corporation's Compensation Committee in respect of the executive officers of the Corporation, including the Chief Executive Officer and the other executive officers named in the compensation tables in this proxy statement.

     To ensure that the compensation program is administered in an objective manner, the Compensation Committee is comprised entirely of independent Directors. The duties of the Compensation Committee include recommending to the Board of Directors the base salary level and bonus for the Chief Executive Officer, setting the base salaries and bonuses for all other executive officers, and approving the design and awards of all other elements of the executive pay program. The Compensation Committee further evaluates executive performance and addresses other matters related to executive compensation.

COMPENSATION POLICY AND OVERALL OBJECTIVES

     In determining the amount and composition of executive compensation, the Compensation Committee's goal is to provide a compensation package that will enable the Corporation to attract and retain talented executives, reward outstanding performance and link the interests of the Corporation's executives to the interests of the Corporation's shareholders. In determining actual compensation levels, the Compensation Committee considers all elements of the program in total, rather than any one element in isolation.

     The Compensation Committee members believe that each element of the compensation program should target compensation levels at rates that are reflective of current market practices. Offering market-comparable pay opportunities allows the Corporation to maintain a stable, successful management team.

     Competitive market data is provided by an independent compensation consultant. The data provided compares the Corporation's compensation practices to those of a group of comparison companies. The Corporation's market for compensation comparison purposes is comprised of a group of diversified manufacturing companies that have national and international business operations. The Compensation Committee reviews and approves the selection of companies used for compensation comparison purposes.

     In establishing a comparison group for compensation purposes, the Compensation Committee neither bases its decisions on quantitative relative weights of various factors, nor follows mathematical formulae. Rather, the Compensation Committee exercises its discretion and makes its judgment after considering the factors it deems relevant.

     The key elements of the Corporation's executive compensation are base salary, annual bonuses and long-term incentives. These key elements are addressed separately below. In determining compensation, the Compensation Committee considers all elements of an executive's total compensation package.

BASE SALARIES

     The Compensation Committee regularly reviews each executive's base salary. Base salaries for executives initially are determined by evaluating executives' levels of responsibility, prior experience, breadth of knowledge, internal equity issues and external pay practices. Increases to base salaries are driven primarily by individual performance. Individual performance is evaluated based on sustained levels of individual contribution to the Corporation.

     In determining Mr. Haines' base salary in 1994, the Compensation Committee considered the Corporation's financial performance for the prior year, Mr. Haines' individual performance and his long-term contributions to the success of the Corporation. The Compensation Committee also compares Mr. Haines' base salary to the base salaries of other chief executive officers.

ANNUAL BONUSES

     The Corporation's bonus program promotes the Corporation's pay-for-performance philosophy by providing executives with direct financial incentives in the form of annual cash bonuses based on individual performance. Annual bonus opportunities allow the Corporation to communicate specific goals that are of primary importance during the coming year and motivate executives to achieve these goals.

     Although target bonus opportunities are not established at the beginning of the year, the payouts are intended to represent a significant portion of each executive's total compensation. This practice reinforces the Corporation's pay-for-performance philosophy. The sizes of the payouts are determined at the discretion of the Compensation Committee, based upon each executive's performance during the prior fiscal year and on Corporation performance. Mr. Haines' 1994 bonus award was determined using the same criteria as the other executive officers and is reported in the Summary Compensation Table, below.

LONG-TERM INCENTIVES

     Long-term incentives are provided pursuant to the Corporation's 1991 Stock Incentive Plan (the "1991 Plan").

     In keeping with the Corporation's commitment to provide a total compensation package which includes at-risk components of pay, the Compensation Committee makes annual decisions regarding appropriate stock-based grants for each executive. When determining these awards, the Compensation Committee considers the Corporation's financial performance in the prior year, executives' levels of responsibility, prior experience, historical award data, and compensation practices at the comparison companies.

     Stock options were granted in 1994 at an option price equal to the fair market value of the Corporation's common stock on the date of grant. Accordingly, stock options granted in 1994 have value only if the stock price appreciates following the date the options are granted. This design focuses executives on the creation of shareholder value over the long term and encourages equity ownership of the Corporation. These stock options become exercisable at the rate of 25% per year commencing on the first anniversary of the date of grant of the option, so long as the holder remains employed by the Corporation or a subsidiary.

     In 1994, Mr. Haines received options to purchase 25,000 shares at the fair market value ($26.25) of such shares on the date of grant. These grants were established after comparison to the averages of long-term incentive grants at the comparison companies. The Compensation Committee believes that this equity interest provides a strong link to the interests of shareholders.

RESTRICTED STOCK

     Shares of restricted stock were awarded to certain executives in 1994. Restricted stock awarded to executives vests five years after the date awarded. Because of its vesting requirements, restricted stock enhances the Corporation's ability to maintain a stable executive team, focused on the Corporation's long-term success. Restricted stock provides executives with an immediate link to shareholder interests. Dividends are accrued until the lapse of restrictions on the restricted stock and are paid out thereafter. In 1994, Mr. Haines received an award of 6,000 shares of restricted stock.

                                          The Compensation Committee:

                                          Gordon E. Heffern, Chairman
                                          James H. Berick
                                          Dr. Lucille G. Ford
                                          Robert G. Wallace

                       COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth the compensation paid or to be paid by the Corporation and its subsidiaries in respect of services rendered during the Corporation's last three fiscal years to the Corporation's Chief Executive Officer and each of the four most highly compensated executive officers (as measured by salary and bonus) whose aggregate salary and bonus during the fiscal year ended August 31, 1994, exceeded $100,000:

                           SUMMARY COMPENSATION TABLE

                                                                                  LONG-TERM COMPENSATION
                                                                                 ------------------------
                                                ANNUAL COMPENSATION (1)                   AWARDS
                                           ----------------------------------    ------------------------
                                                                     OTHER       RESTRICTED
                                                                     ANNUAL        STOCK                     ALL OTHER
                                 FISCAL                            COMPENSA-      AWARD(S)      OPTIONS       COMPEN-
 NAME AND PRINCIPAL POSITION      YEAR      SALARY      BONUS       TION(2)         (3)           (#)         SATION
- - ------------------------------   ------    --------    --------    ----------    ----------    ----------    ---------
Terry L. Haines                   1994     $270,833    $180,000     $ 12,075      $157,500         25,000     $42,328(4)
  President & Chief               1993     $250,000    $150,000     $ 72,781            $0         30,000     $43,967
  Executive Officer               1992     $232,500    $150,000     $ 49,281      $130,000         15,000     $44,796
Robert A. Stefanko                1994     $226,667    $180,000           $0      $131,250         20,000     $41,412(4)
  Chairman of the Board           1993     $210,000    $150,000     $377,081            $0         25,000     $42,081
  of Directors, Chief             1992     $195,417    $150,000     $ 28,717      $ 97,500         12,500     $42,115
  Financial Officer and
  Executive Vice President--
  Finance and Administration
Larry A. Kushkin                  1994     $185,000    $155,000           $0      $ 78,750         12,000     $20,288(4)
  Executive Vice President--      1993     $175,000    $135,000     $514,206            $0         10,000     $19,287
  International Automotive        1992     $166,200    $135,000           $0      $ 65,000         10,000     $18,413
  Operations
Alain C. Adam                     1994     $110,000    $ 53,000     $  2,165      $ 31,500          3,500     $12,787(4)
  Vice President--                1993     $105,000    $ 45,000     $ 34,271            $0          3,000     $12,287
  Automotive Marketing            1992     $100,000    $ 45,000     $ 20,042      $ 29,250          3,000     $11,787
Leonard E. Emge                   1994     $117,833    $ 40,000     $  7,121      $ 39,375          5,000     $13,570(4)
  Vice President--                1993     $103,834    $ 30,000           $0            $0          4,500     $11,687
  Manufacturing                   1992     $ 96,334    $ 25,000     $ 98,635      $ 22,750          2,500     $10,987

- - ---------------
(1) Includes amounts earned in fiscal year, whether or not deferred.

(2) Represents the net value (market value less exercise price) realized in respect of Common Shares purchased from the
    Corporation pursuant to exercise of stock options.

(3) The total number of restricted shares and the aggregate market value at August 31, 1994: Mr. Haines held 11,000 shares valued at $291,500; Mr. Stefanko held 8,750 shares valued at $231,875; Mr. Kushkin held 5,500 shares valued at $145,750; Mr. Adam held
    2,325 shares valued at $61,613; and Mr. Emge held 2,375 shares valued at $62,938. Dividends accrue but are not paid on the restricted shares until the restrictions thereon lapse. The aggregate market value is based on the fair market value at
    August 31, 1994 of $26.50.

(4) Amounts shown include the following: Corporation contributions to Profit Sharing Plan -- $23,584 for Mr. Haines, $22,668 for
    Mr. Stefanko, $18,501 for Mr. Kushkin, $11,000 for Mr. Adam and $11,783 for Mr. Emge; Corporation payments of term life insurance premiums -- $1,787 for each named executive officer; and Director's fees received from the Corporation's Belgian subsidiary -- $16,957 for each of Messrs. Haines and Stefanko.

STOCK OPTIONS

     The following table contains information concerning the grant of stock options during fiscal year 1994 to the named executive officers. The amounts shown for each of the named executive officers as potential realizable values are based on arbitrarily assumed annualized rates of stock appreciation of five percent and ten percent over the full five-year term of the options, which would result in stock prices of approximately $33.50 and $42.28, respectively. No gain to the optionees is possible without an increase in stock price which will benefit all stockholders proportionately. Actual gains, if any, on an option exercise are dependent upon future performance of the Corporation's Common Stock and overall market conditions. There can be no assurance that the potential realizable values shown in this table will be achieved.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                          INDIVIDUAL GRANTS IN 1994                         POTENTIAL REALIZABLE
                         -----------------------------------------------------------          VALUE AT ASSUMED
                                            % OF TOTAL                                     ANNUAL RATES OF STOCK
                                             OPTIONS                                       PRICE APPRECIATION FOR
                                            GRANTED TO      EXERCISE                         5-YEAR OPTION TERM
                                           EMPLOYEES IN     OR BASE                        ---------------------
                            OPTIONS           FISCAL        PRICE(3)      EXPIRATION        5% ($)       10% ($)
         NAME            (#)GRANTED(1)       YEAR(2)         ($/SH)          DATE            (4)           (4)
- - ----------------------   -------------     ------------     --------      -----------      --------      --------
Terry L. Haines              25,000           28.90%         $26.25        08/18/99        $181,250      $400,750
Robert A. Stefanko           20,000           23.12%         $26.25        08/18/99        $145,000      $320,600
Larry A. Kushkin             12,000           13.87%         $26.25        08/18/99        $ 87,000      $192,360
Alain C. Adam                 3,500            4.05%         $26.25        08/18/99        $ 25,375      $ 56,105
Leonard E. Emge               5,000            5.78%         $26.25        08/18/99        $ 36,250      $ 80,150

- - ---------------
(1) All options for common shares were granted pursuant to the 1991 Plan. Such options become exercisable at the rate of 25% per year commencing on the first anniversary of the date of grant of the option, so long as the optionee remains employed by the
    Corporation.

(2) Based on 86,500 options granted to all employees.

(3) Fair market value on the date of grant.

(4) The share price represents the price of the Common Stock if the assumed annual rates of stock price appreciation are achieved.
    If the named executive officers realize these values, the Corporation's shareholders will realize aggregate appreciation in the price of the 37,467,120 shares of Common Stock outstanding of $271.6 million or $600.6 million, respectively, over the five-year term of the options.

     The following table contains information concerning stock option exercises during fiscal year 1994 by the named executive officers and the value of their unexercised options at August 31, 1994.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                           AND FISCAL YEAR-END VALUES

                                                           NUMBER OF UNEXERCISED          VALUE OF UNEXERCISED,
                                                             OPTIONS AT FISCAL            IN-THE-MONEY OPTIONS
                        SHARES                                  YEAR END(#)               AT FISCAL YEAR END(2)
                      ACQUIRED ON         VALUE         ---------------------------    ---------------------------
        NAME          EXERCISE(#)      REALIZED(1)      EXERCISABLE   UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
- - --------------------  -----------    ---------------    -----------   -------------    -----------   -------------
Terry L. Haines           2,500          $12,075           31,523        66,758         $  99,523       $93,177
Robert A. Stefanko            0          $     0           30,825        56,318         $ 121,569       $87,712
Larry A. Kushkin              0          $     0           24,576        32,692         $ 111,883       $58,211
Alain C. Adam               500          $ 2,165           19,218        17,407         $  78,196       $34,278
Leonard E. Emge           1,125          $ 7,121            5,350         5,618         $  23,800       $13,231

- - ---------------
(1) Represents the net value (market value less exercise price).

(2) Represents the net value of all exercisable and unexercisable options which, on August 31, 1994, had an exercise price equal to or less than the market value of the Corporation's shares of Common Stock on August 31, 1994 ($26.50).

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information as of October 24, 1994 in respect of beneficial ownership of shares of the Corporation's Common Stock by each person known to the Corporation to own five percent or more of its Common Stock, by each Director, by each named executive officer, and by all Directors and executive officers as a group:

                                       AMOUNT AND NATURE
                                         OF BENEFICIAL       PERCENT OF
               NAME                    OWNERSHIP(1)(2)(3)    OUTSTANDING
- - -----------------------------------    -----------------     -----------
Nicholas Company, Inc. (4)                 2,423,031             6.5%
  700 North Water Street
  Milwaukee, Wisconsin 53202
Gordon E. Heffern                              1,609               *
Robert A. Stefanko                           121,787               *
Dr. Peggy Gordon Elliott                           0               *
James H. Berick                               16,183               *
Terry L. Haines                               61,826               *
Dr. Paul Craig Roberts                           343               *
Rene C. Rombouts                              51,950               *
Larry A. Kushkin                             318,011(5)            *
Franz A. Loehr                               149,125               *
Alan L. Ockene                                 3,118               *
Robert G. Wallace                              5,843               *
Alain C. Adam                                 24,041               *
Leonard E. Emge                               23,051               *
All Directors and
  Executive Officers as a
  group (14 persons)                         824,557             2.2%

- - ---------------
* Less than 1% of the shares outstanding

(1) Includes the following number of shares which are not owned, but can be purchased within 60 days upon the exercise of options granted under the Corporation's 1981 Incentive Stock Option Plan and 1991 Stock Incentive
    Plan: 12,076 and 18,750, respectively, by Terry L. Haines; 15,201 and 9,375, respectively, by Larry A. Kushkin; 15,201 and 15,624, respectively, by Robert A. Stefanko; 15,201 and 11,718, respectively, by Franz A. Loehr; 10,781 and 2,812, respectively, by Alain C. Adam; 3,163 and 2,187, respectively, by Leonard E. Emge; 15,201 and 10,156, respectively, by Rene
    C. Rombouts; and 93,074 and 72,027, respectively, by all Directors and executive officers as a group.

(2) Includes 218 shares which are not owned but can be purchased within 60 days upon the exercise of options granted under the Corporation's 1992 Non-Employee Directors' Stock Option Plan by each of Alan L. Ockene, Robert
    G. Wallace, Gordon E. Heffern, James H.


    Berick, and Dr. Paul Craig Roberts and 1,090 shares by all Directors and executive officers as a group.

(3) Includes the following number of restricted shares of Common Stock awarded under the Corporation's 1991 Stock Incentive Plan: 11,000 for Terry L. Haines, 8,750 for Robert A. Stefanko, 5,500 each for Larry A. Kushkin and Rene C. Rombouts, 3,750 for Franz A. Loehr, 2,325 for Alain C. Adam, 2,375 for Leonard E. Emge, and 40,525 for all Directors and executive officers as a group.

(4) According to their report on Schedule 13G, as of February 8, 1994, Nicholas Company, Inc., a registered investment advisor, and Albert O. Nicholas, a director, majority shareholder and president of Nicholas Company, Inc., each directly or indirectly beneficially owned 1,938,425 shares (2,423,031 shares taking into effect the 25% stock dividend paid by the Corporation on April 15, 1994) of the Corporation's Common Stock held for investment advisory clients of Nicholas Company, Inc. Nicholas Company, Inc. stated in the
    Schedule 13G that it was deemed to beneficially own, and Albert O. Nicholas may be deemed to beneficially own, the shares because of their discretionary authority to dispose of the shares for Nicholas Company Inc.'s investment advisory clients.

(5) Includes 5,450 shares held solely by Mr. Kushkin's wife and 54,725 shares held in trust for Mr. Kushkin's children, the beneficial ownership of all of which Mr. Kushkin disclaims.

                               PERFORMANCE GRAPH

     The following graph compares total stockholder returns in respect of the Corporation's Common Shares over the last five fiscal years (i.e. the cumulative changes over the past five-year period of $100 invested) to the Standard & Poor's 500 Stock Index ("S&P 500") and the Standard and Poor's Specialty Chemical Group ("S&P Specialty Chemicals"). Total return values for the Corporation's Common Shares, S&P 500 and S&P Specialty Chemicals were calculated based upon market weighting at the beginning of the period and include reinvestment of dividends on a quarterly basis. The stockholder returns shown on the graph below are not necessarily indicative of future performance.

     The following graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Corporation specifically incorporates this information by reference and otherwise shall not be deemed filed under such Acts.


                             [GRAPH APPEARS HERE]


      Measurement Period         A. Schulman,                    S&P Specialty
    (Fiscal Year Covered)            Inc.           S&P 500        Chemicals
- - -------------------------        ------------       -------      -------------
8/89                              $100.00           $100.00          $100.00
8/90                              $111.08           $ 94.98          $ 91.53
8/91                              $174.07           $120.35          $114.97
8/92                              $233.73           $129.90          $122.96
8/93                              $206.20           $149.56          $144.64
8/94                              $236.16           $157.68          $139.87

EMPLOYMENT CONTRACTS AND CHANGE-IN-CONTROL ARRANGEMENTS

     In 1990, the Corporation entered into employment agreements with Messrs. Haines, Stefanko, Kushkin and Adam and certain other senior personnel. The employment agreements of Messrs. Haines, Stefanko and Kushkin provide for remaining three-year terms at all times and the employment agreement of Mr. Adam provides for a remaining one-year term at all times. The employment agreements provide that in the event employment is terminated by the employer as a result of a merger, consolidation or liquidation of the Corporation or by a change in control of the Corporation, the employee shall receive a lump sum payment in an amount equal to his salary for the term of his employment agreement, plus an amount equal to three times (for a three-year employment agreement), or one time (for a one-year employment agreement), the employee's average annual bonus during the most recent five calendar years of employment; provided, however, that the employer shall not be obligated to pay any amount which is in excess of the maximum amount which it can deduct for federal income tax purposes. In addition, if the employer terminates an employee's employment other than by reason of the events described in the preceding sentence or by reason of death, disability or cause, the employee shall receive his salary for the term of his employment agreement, plus an annual bonus for the term of his agreement in an amount equal to fifty percent of his average annual bonus during the most recent five calendar years of employment. These employment agreements may tend to discourage a takeover attempt of the Corporation due to the possible increased expenses.

     In addition, the Corporation has a Profit Sharing Plan (the "Profit Sharing Plan") which provides that in any year the Corporation's Board of Directors, in its discretion, may authorize the payment of contributions to the Corporation's Profit-Sharing Trust, which contributions are allocated among participants. The maximum amount which may be allocated to a participant generally is limited to the lesser of (i) $30,000 or (ii) 25% of the participant's compensation. Participation in the Profit Sharing Plan is available to all salaried employees of the Corporation who are employed on the last day of the Profit Sharing Plan Year. Benefits under the Profit Sharing Plan vest in accordance with a specified formula which provides for partial vesting starting after three years of employment with the Corporation and full vesting after seven years of employment with the Corporation. The assets of the Profit-Sharing Trust are invested, and each participant's account reflects the aggregate investment performance of the Trust assets. For the fiscal year ended August 31, 1994, the amounts contributed to the Profit Sharing Plan accounts of the persons listed in the Summary Compensation Table were: Mr. Haines, $23,584; Mr. Stefanko, $22,668; Mr. Kushkin, $18,501; Mr. Adam, $11,000; and Mr. Emge, $11,783.

     The Corporation also has deferred compensation agreements with Messrs. Stefanko, Haines and Kushkin, providing for the payment of benefits for ten years following retirement, disability or death in the annual amount of $100,000 (two agreements each in the annual amount of $50,000), $100,000 and $75,000 (two agreements in the annual amounts of $50,000 and $25,000), respectively, except that any amounts payable at retirement will be reduced proportionately to the extent that Messrs. Stefanko, Haines and Kushkin are employed by the Corporation for less than ten years from the date of their agreements. The effective dates of Mr. Stefanko's two agreements are 1985 and 1991, of Mr. Haines' agreement is 1991 and of Mr. Kushkin's two agreements are 1985 and 1992. No additional benefits are payable under the agreements upon a change in control of the Corporation; however, payment of all of the benefits of Messrs. Stefanko, Haines, and Kushkin will be accelerated in the event of a termination of employment following certain changes in control. The Corporation owns and is the beneficiary of life insurance policies upon the lives of Messrs. Stefanko, Haines and Kushkin, in the amount of $1,000,000, $1,000,000 and $500,000, respectively.

                            SELECTION OF ACCOUNTANTS

     Upon the recommendation of its Audit Committee, the Board of Directors of the Corporation has selected Price Waterhouse as independent accountants to examine the books, records and accounts of the Corporation and its subsidiaries for the fiscal year ending August 31, 1995. In accordance with past practice, this selection is being presented to stockholders for ratification or rejection at this Annual Meeting. The Board of Directors recommends that such selection be ratified. Price Waterhouse is the independent accountant of the Corporation for the fiscal year ended August 31, 1994, and is considered by the Board of Directors to be well qualified. Representatives of Price Waterhouse will be present at the Annual Meeting to make a statement if they desire to do so and will be available to respond to appropriate questions.

     For ratification, this proposal will require the affirmative vote of the holders of a majority of the shares of Common Stock represented at the meeting in person or by proxy. If the resolution is rejected, or if Price Waterhouse declines to act or becomes incapable of action, or if its employment is discontinued, the Board will appoint other public accountants whose continued employment after the following Annual Meeting of Stockholders will be subject to ratification by stockholders.

      COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's officers and Directors, and persons who own more than 10% of the Corporation's Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Mr. Kushkin filed his statement of beneficial ownership on Form 4 for the month of January, 1994, subsequent to the due date for such filing. Bruce A. Petersen, a former executive officer of the Corporation, reported his two December, 1993 changes in beneficial ownership subsequent to the due date for such reporting.

                                 OTHER MATTERS

     The Board of Directors knows of no matters to be presented for action at the Annual Meeting other than those described in this Proxy Statement. Should other matters come before the meeting, the shares represented by proxies solicited hereby will be voted in respect thereof in accordance with the best judgment of the proxy holders.

                              GENERAL INFORMATION
VOTING OF PROXIES

     Shares represented by properly executed proxies will be voted at the meeting, and if a stockholder has specified how the shares represented thereby are to be voted, they will be voted in accordance with such specification. It is intended that shares represented by proxies on which no specification has been made will be voted (i) for the election of Directors and (ii) for ratification of the selection of the independent accountants.

STOCKHOLDER PROPOSALS

     Proposals of stockholders intended to be presented at the next Annual Meeting of Stockholders, presently scheduled for December 1995, must be received by the Corporation no later than July 15, 1995 for consideration for inclusion in the proxy statement and form of proxy for that meeting.

REVOCATION OF PROXIES

     A proxy may be revoked at any time before a vote is taken or the authority granted is otherwise exercised. Revocation may be accomplished by the execution of a later proxy with regard to the same shares or by giving notice in writing or in open meeting.

SOLICITATION OF PROXIES

     The cost of soliciting the accompanying proxies will be borne by the Corporation. The Corporation does not expect to pay any compensation for the solicitation of proxies but may pay brokers, nominees, fiduciaries and custodians their reasonable expenses for sending proxy material to principals and obtaining their instructions. In addition to solicitation by mail, proxies may be solicited in person, by telephone or telegraph or by officers, Directors and regular employees of the Corporation.

                                            By order of the Board of Directors

                                            JAMES H. BERICK
                                               Secretary
November 11, 1994

                                  A. SCHULMAN, INC.

                        THIS PROXY IS SOLICITED ON BEHALF OF
    P
                               THE BOARD OF DIRECTORS

    R The undersigned hereby appoints TERRY L. HAINES, ROBERT A. STEFANKO, and JAMES H. BERICK and each of them as Proxies, each with the full power to appoint his substitute, and hereby
    O authorizes them to represent and to vote, as designated below, all the shares of Common Stock of A. Schulman, Inc. held of record by the undersigned on October 24, 1994 at the annual meeting of
    X Stockholders to be held on December 8, 1994 and at any adjournments thereof.

    Y
         Election of CLASS II Directors, Nominees:
         Gordon E. Heffern, Robert A. Stefanko and Dr. Peggy Gordon Elliott

    YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE
    APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

                                                                SEE REVERSE
                                                                   SIDE

     / X/   PLEASE MARK YOUR                                                                                   SHARES IN YOUR NAME
            VOTES AS IN THIS
            EXAMPLE.

 1. Election of     FOR               WITHHELD      2. To ratify the se-    FOR       AGAINST     ABSTAIN    3. In their discretion,
    CLASS II       / /                  / /            lection of Price     / /         / /         / /         the Proxies are au-
    Directors                                          Waterhouse as                                            thorized to vote
    (see reverse)                                      independent ac-                                          upon such other
                                                       countants for the                                        business as may
For, except vote withheld from the following           fiscal year ending                                       properly come
nominee(s):                                            August 31, 1995                                          before the meeting.
- - --------------------------------------------



     SIGNATURE(S)___________________________________________    DATE _________


     SIGNATURE(S)___________________________________________    DATE _________

     NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.